As filed with the Securities and Exchange Commission on June 10, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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ROYCE VALUE TRUST, INC.
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Vote to Support the Investment Manager that has a Strong Track Record of Outperformance Ahead of the Royce Value Trust, Inc. (the “Fund”) Special Meeting of Stockholders (the “Special Meeting”) scheduled to be held July 14, 2020, you are being asked to approve a new investment advisory agreement1 with the Fund’s investment manager, Royce Investment Partners (“Royce”)2, that will ensure that Royce continues operating the Fund and executing the differentiated strategy that is delivering strong returns for you year after year. June XX, 2020 Your Vote Is Important No Matter How Many or How Few Shares You Own The Royce Value Trust, Inc. Board of Directors unanimously recommends that stockholders vote on the WHITE proxy card “FOR” the approval of the new investment advisory agreement with Royce to ensure that the Fund’s operations can continue uninterrupted. Vote “FOR” the new agreement with Royce, which is building on the Fund’s proven track record of outperformance by… Draft 06/04/20 Consistently outperforming the Fund’s benchmark3 over key timeframes, including over the past 1-, 3-, 5-, 20-, 25-, and 30- year periods ended 3/31/20, as well as since the Fund’s inception (11/26/86)4 Outperforming the Fund’s benchmark3 in the previous full market cycle period and from the 8/31/18 index peak through 3/31/204 Outperforming the comparable open-end Morningstar category average (US Fund Small Blend)5 over key timeframes, including year-to-date and over the past 1-, 3-, 5-, 10-, and 15-year periods through 3/31/204 Importantly, the new investment advisory agreement will be substantially identical to the current agreement. This means there will be no changes to the Fund’s portfolio management personnel, investment objective, principal investment strategy, or investment guidelines, and the contractual investment advisory fee rate will also remain the same. If stockholders do not approve the new investment advisory agreement, the Fund may be forced to seek approval to liquidate. Liquidation could result in serious negative implications for long-term stockholders such as a meaningful loss of stockholder value during a period of significant market volatility as well as negative tax consequences. Protect the Value of Your Investment—Vote “FOR” the New Investment Advisory Agreement on the WHITE Proxy Card Today

Your Vote is Important, No Matter How Many or How Few Shares You Own Stockholders Call Toll Free: (877) 825-8964 Banks and Brokers Call: (212) 750-5833 Innisfree M&A Incorporated REMEMBER We urge you not to vote using any other colored proxy card as doing so will revoke your vote on the WHITE proxy card. 1 Due to the “change of control” that will result from the pending combination of Legg Mason Inc. (“Legg Mason”) and Franklin Resources, Inc., a global investment management organization operating as Franklin Templeton, that will cause the Fund’s current investment advisory agreement to terminate in accordance with its terms as required by applicable law. 2 Royce & Associates, LP is a Delaware limited partnership that primarily conducts its business under the name Royce Investment Partners. 3 Fund benchmark is the Russell 2000 Index, an unmanaged, capitalization-weighted index of domestic small-cap stocks. It measures the performance of the 2,000 smallest publicly traded U.S. companies in the Russell 3000 index. 4 Returns calculated on a net asset value (“NAV”) basis. 5 For the Morningstar Small Blend Category: © 2020 Morningstar. All Rights Reserved. The information regarding the category in this piece: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Small-blend portfolios favor U.S. firms at the smaller end of the market-capitalization range. Some aim to own an array of value and growth stocks while others employ a discipline that leads to holdings with valuations and growth rates close to the small-cap averages. Stocks in the bottom 10% of the capitalization of the U.S. equity market are defined as small cap. The blend style is assigned to portfolios where neither growth nor value characteristics predominate. This letter is not an offer to purchase nor a solicitation of an offer to sell shares of the Fund. This letter may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can sometimes be identified by the use of words such as “plan,” “expect,” “will,” “should,” “could,” “anticipate,” “intend,” “project,” “estimate,” “guidance,” “possible,” “continue” and other similar terms and phrases, although not all forward-looking statements include these words. Such forward-looking statements are based on the current plans and expectations of the Fund, and are subject to risks and uncertainties that could cause actual results, performance and events to differ materially from those described in the forward-looking statements. Additionally, past performance is no guarantee of future results. Additional information concerning such risks and uncertainties are or will be contained in the Fund’s filings with the U.S. Securities and Exchange Commission, including the Fund’s Annual Report to Stockholders on Form N-CSR, for the year ended December 31, 2019, and subsequent filings with the Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forwardlooking statements. The Fund undertakes no responsibility to update publicly or revise any forward-looking statement. Forward-looking Statement

ROYCE VALUE TRUST, INC. THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD JULY 14, 2020 Important Information About Your Investment We have been trying to reach you regarding important information concerning the Special Meeting of Stockholders for Royce Value Trust, Inc. Please call Innisfree, the firm assisting us, to vote your shares today or for more information about the upcoming stockholders meeting. Toll-free: (877) 825-8964 Thank you for your support.